Exhibit 99.1

NEWS RELEASE

TRUE RELIGION APPAREL INC.

For:	True Religion Apparel Inc.

Contact: Investor Relations Bill Zima (203) 682-8200

True Religion Apparel Inc. Charles Lesser, Chief Financial Officer (323) 266-3072

TRUE RELIGION APPAREL ANNOUNCES FOUR INDEPENDENT ADDITIONS TO ITS BOARD OF DIRECTORS

     Los Angeles, California - May 27, 2005 - True Religion Apparel Inc. (OTCBB: TRLG) today announced four independent additions to the Company's Board of Directors.  The appointments of the following individuals are effective immediately.

     Joseph H. Coulombe is best known as the founder of Trader Joe's, a specialty grocery chain which he started in 1958 and ran for 30 years until 1988.  From 1989 until 1995 Mr. Coulombe served in various interim managerial positions with Big Five Sporting Goods (Nasdaq: BGFV), Sports Chalet (Nasdaq: SPCH) and Thrifty Drug Stores.  He has served as a member of the board of directors at several companies including Denny's Restaurants, Imperial Bancorp and Bristol Farms, which was purchased by Albertson's (NYSE:ABS).  Mr. Coulombe is a current Board member of Cost Plus World Markets (NASDAQ: CPWM).

     G. Louis Graziadio, III is the  President of Second Southern Corporation, a California-based company involved in a wide range of investments and business ventures.  Mr. Graziado has broad experience in real estate development activities including planned residential communities, retail centers, commercial office buildings and industrial properties.  Since 1996, Mr. Graziadio has served as Chairman and Chief Executive Officer of Boss Holdings, Inc. (OTCBB: BSHI), a distributor of work gloves, industrial apparel, pet products, and ad specialty merchandise. From 1984 through 2000, he served as a director of Imperial Bancorp, a Los Angeles-based commercial bank acquired by Comerica Bank in 2001.  Mr. Graziadio is a member of the Pepperdine University Board and serves on the Board of Visitors of Pepperdine University's Graziadio School of Business and Management.

     Robert L. Harris, II has served as President of Acacia Research Corporation (NASDAQ: ACTG) since July 2000 and as a director since April 2000. Acacia Research is the holding company of two businesses, Acacia Technologies, which develops and licenses intellectual property to the electronics and media industries, and CombiMatrix Corporation, which develops and licenses technology for the life sciences industry.  In 1996, Mr. Harris founded Entertainment Properties Trust, a publicly-traded company that purchases real estate from major entertainment companies and served as the Company's President and Director from 1997 to 2000. Prior to this role, Mr. Harris led the International Division and served as Senior Vice President of AMC Entertainment.  Mr. Harris currently serves as a member of the Board of Directors of People's Choice Home Loan, Inc.

     Mark Maron has served as a Managing Director of investment banking in the Los Angeles office of Lehman Brothers, Inc. since 2000.  Previously, Mr. Maron was with Credit Suisse First Boston Corporation from 1983 to 2000 where he was responsible for managing the firm's western region investment banking effort and coverage of CSFB's financial institutions in the western United States.

     Jeffrey Lubell, True Religion's President and Chief Executive Officer commented, "We are quite pleased to have these individuals serve as independent members on our Board of Directors.  Their diverse backgrounds in the financial and consumer industries will provide True Religion with an appropriate level of leadership and strategic support as we continue to enhance our operational infrastructure and expand the True Religion brand, both in the U.S. and abroad.  We look forward to the contributions of these talented individuals."

     These new board members will join Jeffrey Lubell, True Religion Apparel's President and Chief Executive Officer and Kymberly Gold-Lubell, Vice President, on the Company's Board of Directors.  Mark Saltzman, the Company's Chief Operating Officer, has stepped down from the Board.

About True Religion Apparel Inc.

     True Religion Apparel, Inc., through its wholly owned subsidiary Guru Denim, Inc. manufactures, markets, distributes and sells "True Religion Brand Jeans" in the United States, Canada, the United Kingdom, Europe, Mexico and Japan. True Religion Brand Jeans can be found in the United States at Neiman Marcus, Saks Fifth Avenue, Ron Herman, Henri Bendel, Bloomingdales, Nordstrom, Barneys and greater than 500 fashion boutique clothing stores throughout the United States and Canada. True Religion Brand Jeans can also be found at fine stores in Japan, including Isetan and Barneys Japan; in England, including Selfridges, Harrod's and Harvey Nichols; in France, including Galleries Lafayette.

Forward Looking Statements

Statements concerning the Company's business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are "forward-looking statements" as that term is defined under the Federal Securities laws.  Forward-looking statements are subject to risks, uncertainties and factors include, but are not limited to,  the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.